Exhibit 10.8
DISTRIBUTION AGREEMENT

Effective Date:	June 3, 2005	Term:	This Agreement shall continue in effect until terminated by Supplier or Distributor.

Supplier:	RDA Technologies Limited.	Distributor:	Arrow Asia Pacific, Inc.

Products:		Neda Number(s):
     As of the Effective Date of this Agreement, Supplier appoints Distributor and Distributor agrees to perform as a non-exclusive, authorized distributor of all products offered by Supplier for sale through distribution, including but not limited to those listed above, in accordance with the terms and conditions set forth in the following attachments:
•	Agreement Provisions
•	Territory Term Sheet(s)

Supplier:		Distributor:

By:	/s/ Vincent Tai	By:	/s/ Richard Huxley
Name:	Vincent Tai	Name:	Richard Huxley
Title:	CEO	Title:	VP-SMM

AGREEMENT PROVISIONS
1. RESPONSIBILITIES OF DISTRIBUTOR Distributor will use its reasonable best efforts to (i) promote the distribution of products, (ii) provide timely delivery of products to Distributor’s customers, and (iii) participate in such training programs as may be offered by Supplier.
2. RESPONSIBILITIES OF SUPPLIER Supplier will (i) furnish Distributor with current price and product information via email in mutually agreed upon format together with each part’s export control classification number and International Harmonization Tariff Schedule Code as well as all available component parametric information including, but not limited to, part description, active status, and all key performance attributes, as may be necessary and in a manner that will allow Distributor to supply such information to Distributor’s customers; and (ii) ensure that the products, as manufactured and sold to Distributor, fully comply with all applicable laws, standards, codes and regulations, are duly marked (including country of origin) and labeled and are suitable for distribution.
3. REPORTS AND AUDITS
     a. Distributor Reports If required by the applicable Territory Term Sheet, within fifteen days after the end of each month, distributor will send to Supplier, in a mutually agreeable format, (i) a stock status report showing the month-end on-hand quantities of products by device type and warehouse location and (ii) a point of sale report showing product sales for the month by device type, sales location (as necessary to enable Supplier to properly compensate its sales representatives), and sale price, for the products and sales covered by the applicable Territory Term Sheet. No more than twice during any year, upon reasonable prior notice, Supplier may (i) conduct a physical inventory count of products in any stocking location (or, in automated facilities, observe cycle counts and related methodology) or (ii) audit such business records, located at Distributor’s corporate headquarters, as pertain solely to the purchase of products hereunder during any such year.
     b. Supplier Reports Within fifteen days after the end of each month, Supplier will send to Distributor, in a mutually agreeable format, a point of sale report showing product sales for the month by device type and Distributor’s share of such sales in each market. Within three business days after Distributor’s request, Supplier will send to Distributor, in a mutually agreeable format, an open order status report listing all accepted orders that have not yet been shipped, and indicating the part number, quantity, order date, purchase order number and Acknowledged Shipment Date (as hereinafter defined) for each such order.
4. ORDERS; DELIVERY; RESCHEDULING; CANCELLATION
     a. Orders, Rescheduling and Cancellation Supplier will acknowledge each Distributor purchase order, in writing, within five days of receipt thereof and will confirm the requested shipment date or specify an alternative shipment date (“Acknowledged Shipment Date”). Distributor may, on at least seven days prior written notice, reschedule the Acknowledged Shipment Date of, or cancel, any order without cost or penalty.
     b. Shipping and Packing All shipments from the point at which the obligation to pay freight and the risk of loss pass from Supplier to Distributor will be made in accordance with Distributor’s then current shipping instructions. If Supplier elects to ship otherwise than in keeping with Distributor’s shipping instructions, it will do so at its own cost and bear all risk of loss until the shipment is received on Distributor’s dock.
     c. Distributor’s Acceptance Distributor’s acceptance of an order will occur upon its receipt of the products unless Distributor notifies Supplier that the products are defective or do not conform to the Supplier’s applicable warranty, the terms of this Agreement, or Distributor’s order. Distributor will use its reasonable best efforts to provide such notice within 30 days of its receipt of the products.
     d. Early Shipments Products delivered prior to their Acknowledged Shipment Date may be accepted or rejected by Distributor. If Supplier is notified of Distributor’s intention to reject any such delivery, it will issue (or will be deemed to have issued) a Return Material Authorization within five days. The return will be made freight collect. If Distributor elects to accept any such delivery, payment terms on the related invoice will be based on the original Acknowledged Shipment Date.

5. PRICES The prices for products will be as set forth in Supplier’s Price List in effect as of the date of this Agreement, subject to change from such date forward upon at least thirty days prior written notice from Supplier to Distributor.
     a. Price Increases Prior to the effective date of a price increase, Distributor may order products, requesting delivery within thirty days, at the prior (i.e., lower) price. Products shipped under orders submitted by Distributor prior to the effective date of any price increase will be shipped and invoiced at the price in effect at the time of order placement.
     b. Price Decreases In the event Supplier decreases the price of any product, Distributor will receive a credit equal to the difference between the price paid for the product by Distributor (less any prior credits taken by Distributor on such product) and the new decreased price for the product multiplied by the quantity of such product in Distributor’s inventory, or in transit to Distributor, on the effective date of the decrease. Price protection will also apply to all products returned to Distributor by its customers within thirty days of the effective date. Distributor will submit to Supplier, within thirty days following the later of the effective date of such price decrease or the date Distributor actually receives notice thereof, a list of the products upon which such credit is due. All products shipped after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment.
     c. Supplier’s Representation Supplier represents and warrants that its practices and policies, including prices and discounts, comply with all applicable laws. Such prices and discounts will not be less favorable than those extended to other purchasers of similar quantities of products from Supplier for resale or other distribution.
     d. Terms Terms of payment are one and half percent 10th net 30, unless otherwise provided on the applicable Territory Term Sheet.
6. RETURN OF PRODUCT
     a. lnitial Purchases Any and all products ordered by Distributor within ninety days of the date of this Agreement or of the date of the addition of such product to Supplier’s price list may be returned for credit within twelve months of either of such dates, subject to all of the terms and conditions of paragraph (b) below, but will not be counted as a “stock rotation” for purposes of computing the amount of products returnable under paragraph 6(b) below.
     b. Quarterly Rotation Once in each quarter, Distributor may return to Supplier, for credit, a quantity of products the value of which will not exceed ten percent of the amount invoiced by Supplier to Distributor for all products purchased by Distributor during the previous quarter. Credit issued for such returned products will equal the price paid by Distributor for such products, less any prior credits taken thereon. Such returns, which may be made from one or more stocking locations, will be shipped F.A.S. Supplier’s domestic facility, freight prepaid (lncoterms 2000). Distributor must obtain a return authorization from Supplier prior to shipment, and all products returned must be in their original unopened packaging, or undamaged and in merchantable condition.
     c. Scrap Allowance Distributor may utilize up to one half (by dollar value) of any rotation permitted under paragraph (b) above as a scrap allowance and will receive a credit from Supplier of the then current list price of product identified by Distributor as “scrap.” Scrapped product will no longer by eligible for price protection, stock rotation or return upon termination of this Agreement. Supplier shall have the option of requesting the return of the scraped products.
7. PRODUCT CHANGES
     a. Addition and Deletion of Products Supplier may add or delete products from its price list upon 60 days prior written notice to Distributor.

     b. Obsolescence and Modification Supplier reserves the right, upon at least sixty days prior written notice to Distributor, to (i) discontinue the manufacture or sale of, or otherwise render or treat as obsolete, any product, (ii) modify the design or manufacture of any product so as to preclude or limit Distributor’s sales of such product, or (iii) modify the status of any product so as to limit Distributor’s right to return or obtain price protection for such product. Distributor may, in its discretion, within thirty days of its receipt of such notice, notify Supplier in writing of its intention to return any or all such products which remain in its inventory for a credit equal to the net price paid by Distributor for such products. The products will be returned within fifteen days of the date of Distributor’s receipt of Supplier’s return authorization. Supplier will pay all freight and shipping charges in connection with any such returns. Such returns will not be counted for computing the amount of products returnable under paragraph 6(b).
     c. Introduction of New Products Supplier will give Distributor at least ninety days prior written notice of the introduction of any new products that preclude or materially limit Distributor from selling any products in its inventory and will work with Distributor to resell the affected inventory. If, despite such efforts, affected product still remains in Distributor’s inventory, Supplier will replace it with the new products within one hundred twenty days of the official public announcement, or Supplier’s first shipment, of such new products, whichever occurs first. Such returns will not be counted for computing the amount of products returnable under paragraph 6(b).
8. WARRANTY The products will be covered by Supplier’s standard warranty. The warranty period will begin with Distributor’s shipment to its customer, and the warranty will extend directly to Distributor’s customer as if it had purchased the products directly from Supplier. Supplier will pay (or refund the amount of) all freight and shipping charges for any defective products returned under its warranty. Supplier will, at Distributor’s election, issue to Distributor a credit equal to the price paid by Distributor for any product returned under warranty.
9. COMPLIANCE WITH LAWS Despite anything to the contrary contained in Supplier’s warranty or elsewhere in this Agreement, Supplier will indemnify Distributor against, and hold it harmless from, any cost, loss, damage or liability (including reasonable attorney’s fees) arising from or related to Supplier’s conduct or the failure, or alleged failure, of the products, as manufactured and sold to Distributor, to fully comply with all applicable laws, standards, codes, specifications and regulations or to be suitable for resale or other distribution by Distributor as contemplated by this Agreement. All warranty and indemnification provisions of this Agreement will survive the termination hereof.
10. INTELLECTUAL PROPERTY Supplier will indemnify, defend and otherwise hold harmless Distributor, its affiliates and its customers from all cost, loss, damage or liability arising from any proceeding or claim brought or asserted against Distributor, its affiliates or its customers, to the extent such proceeding or claim is based on an allegation that the products, any part thereof, or their distribution or use infringe any patent, copyright, trademark, trade secret, right in a mask work, or any similar claim, if Distributor notifies Supplier of any such proceeding or claim promptly after it becomes known and provides all the assistance and cooperation to Supplier that is reasonably requested. Supplier will not be liable to Distributor under this paragraph to the extent that any claim is based on a use for which the product or part was not designed, or an alteration of the product by Distributor or at its direction which caused the infringement.
11. TERM AND TERMINATION
     a. Term This Agreement is effective once signed by both parties and until terminated in accordance with the provisions of this paragraph. Either party may at any time terminate this Agreement without cause and for its convenience by giving ninety days prior written notice to the other. Supplier and Distributor represent that they have considered the making of expenditures in preparing to perform under this Agreement. In that regard, both parties acknowledge that neither party will in any way be liable to the other for any loss, expense or damage (including special, consequential, or incidental damages) by reason of any termination of this Agreement without cause, excepting only the then current value of equipment purchased or improvements made by either party and dedicated to the products or services of such other party.
     b. Events of Default Any of the following is a default under this Agreement:
          i) the assignment of this Agreement by either party without the prior written consent of the other party;

          ii) either party’s failure to cure any breach of this Agreement within sixty days following written notice thereof from the other (or, if not curable within sixty days, if the cure is not commenced within that period and thereafter diligently completed); and,
          iii) the assignment by either party of its business for the benefit of creditors, or the filing of a petition by either party under the Bankruptcy Code or any similar statute, or the filing of such a petition against either of them which is not discharged or stayed within sixty days, or the appointment of a receiver or similar officer to take charge of either party’s property, or any other act indicative of bankruptcy or insolvency.
     c. Remedies upon Default In the event of either party’s default, the other party may terminate this Agreement for cause by written notice and/or avail itself of any remedy available at law or equity.
     d. Return of Inventory In the event of any termination of this Agreement, Supplier will repurchase from Distributor any or all unsold products designated by Distributor from its inventory at the price paid therefor by Distributor, less any prior credits taken by Distributor on such products. If Distributor terminates this Agreement without cause, or Supplier terminates it with cause, the price will be reduced by a five percent handling charge and Distributor will pay all freight and shipping charges (which otherwise will be paid by Supplier). In the event of any termination, Supplier will, at Distributor’s request, honor any Distributor purchase order then outstanding.
     Supplier will be required to accept only those products which are in their original unopened packaging or are undamaged and in merchantable condition. No termination of this Agreement will affect any obligation of either party to pay amounts due to the other hereunder.
12. DATA INTERCHANGE Supplier and Distributor agree to establish and maintain a facility for the electronic exchange of business information (hereinafter “electronics data interchange” or “EDI”). Each party has the capacity to handle electronically those exchanges and transactions contemplated by this Agreement or will reimburse, upon demand, the other for any incremental costs associated with the exchange of data other than by electronic means. All exchanges and transactions between the parties transmitted, received or acknowledged by electronic data interchange shall be governed by the terms and conditions of this agreement. Each party shall be responsible for those costs associated with sending communications to the other’s electronic address.
13. MARKETING COMMUNICATION To assist Distributor in advertising and promoting the products, Supplier will accrue into a cooperative marketing fund two percent of the net sales dollars invoiced to Distributor each month percentage (or the amount specified on the applicable Territory Term Sheet), to be used by Distributor for promotional efforts approved by both Distributor and Supplier.
14. NOTICES Any written notice required by this Agreement that relates to the addition, deletion or modification of any product or to a change in the price of any product, must be delivered to Distributor via EDI such that Distributor can readily identify, through an automated process, to which products any such change may apply. All other notices under this Agreement will be deemed given when delivered by hand or deposited in the United States mail as certified mail, postage prepaid, addressed to the president of either party at its then principal place of business and as specified on the applicable Territory Term Sheet.
15. TRADEMARKS This Agreement does not create, and neither party will have any right in, or to the use of, any mark, name, style or logo of the other party. Distributor is, however, hereby granted a nonexclusive right to use Supplier’s marks, names or logos to identify itself as an authorized distributor of the products and for advertising and promoting its services under this Agreement.
16. CONFIDENTIAL INFORMATION Each party will receive and maintain in confidence all proprietary information, trade secrets or other know-how belonging to the other (including but not limited to knowledge of manufacturing or technical processes, financial and systems data, and customer information) provided that any such information, secrets or know-how is expressly designated as being confidential, except and to the extent that disclosure is required by law, regulation or court order, or enters into the public domain through no fault of the party obligated to maintain such confidentiality. Without limiting the foregoing, all material and information made known to Supplier by Distributor pursuant to paragraph 4 of this Agreement is hereby designated as confidential.

17. CREDITS In the event Distributor is entitled to a credit from Supplier which exceeds Distributor’s obligation to Supplier at the time, Supplier will promptly pay the amount of such excess to Distributor.
18. AUTHORIZATION NOT UNREASONABLY WITHHELD Whenever any consent, action or authorization is required or requested of either party hereunder, it will not be unreasonably withheld or delayed. Any required return authorization will be granted (or deemed to have been granted) within thirty days from the day it is requested.
19. FORCE MAJEURE Neither party will bear any liability to the other for any failure or delay to the extent that it results from acts of God, labor difficulties, inability to obtain materials or any other cause beyond such party’s reasonable control.
20. RELATIONSHIP OF PARTIES The parties are independent contractors, each in full control of its business. Under no circumstances will either party have the right or authority to act or make any commitment on behalf of or bind the other or represent the other as its agent in any way.
21. PUBLICITY This Agreement is confidential within the meaning of paragraph 16. Except as required by law, no press release or other like publicity regarding the relationship between Distributor and Supplier, this Agreement or its termination will be made without the other party’s prior approval.
22. INTELLECTUAL PROPERTY RIGHTS Supplier warrants that it is the owner or licensee of all intellectual property provided to Distributor under this Agreement (whether or not included or embedded in any other product), and has the authority to permit Distributor to use or resell or sublicense that property to third parties. Distributor will not resell or sublicense the intellectual property without the license agreement provided by Supplier for that purpose and will advise Supplier of any known breach of the terms thereof.
23. DESIGN WIN PROGRAM
     a. The design win program is intended to reward Distributor for time and technical resources expended to develop and support the use of Supplier’s products in the design and manufacture of items produced by Distributor’s customers. Design win opportunities may be identified and pursued by Distributor or identified by Supplier and referred to Distributor. Should Distributor wish to obtain special pricing for an opportunity to assist a customer in using a Supplier product in its design, Distributor will submit a design win application to Supplier containing the customer’s name, a description of the product or program, the device type, and the additional discount required to compensate Distributor. Upon Supplier’s approval of the design win, Supplier will issue to Distributor a unique registration number which Distributor will use to obtain from Supplier the additional discount pricing. Supplier will not offer special pricing to any other party that sells or attempts to sell products in support of a customer product or program for which a registration number has been issued. Distributor will only be entitled to obtain special design win pricing on products sold by Distributor for use in the approved (registered) product or program and only for the duration of the manufacture of such product or of the program.
     b. Supplier and Distributor recognize that in many instances, customers purchasing Supplier products through distributors within a particular territory, transfer that purchasing to a customer facility or agent outside the territory. In such cases, Distributor will seek out and identify to Supplier customers purchasing Supplier products that would have been supported by Supplier’s authorized distributors (including products that would have been eligible for a design win registration discount) were they not located outside the territory. Supplier authorizes Distributor, or Distributor’s local affiliate, to purchase Supplier products from Supplier, or Supplier’s local affiliate, for resale to such customers. Supplier will offer such products for sale to Distributor at the prices offered by Supplier for the sale of such products in the country or region where such customer purchases occur. If the products would have qualified for a design win registration discount, had they been purchased within the original territory, Supplier will allow Distributor the design registration discount based upon such national or regional price. Supplier will also provide Distributor with a point of contact and product sales/return mechanism to assist Distributor in supporting the customer.
24. LIMITATION OF LIABILITY

     a. EXCEPT FOR PERSONAL INJURY, IN NO EVENT SHALL EITHER PARTY BE LIABLE, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT, CLAIMS OF RELIANCE OR OTHERWISE, FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR REVENUES, TO THE FULL EXTENT SUCH MAY BE DISCLAIMED BY LAW.
     b. The Parties acknowledge the laws of certain non-U.S. jurisdictions may restrict Distributor’s ability to limit its liability with its customers. For example, certain non-U.S. jurisdictions may not enforce a waiver of special, incidental or consequential damages, or a disclaimer of implied warranties. In the sale of Products, Distributor will use commercially reasonable efforts to establish contracts with all its customers that achieve enforceability of such limitations of liability. If, despite such efforts, a customer of Distributor asserts a claim in a non-U.S. court that refuses to enforce the limitations of liability, Supplier agrees that with respect to that claim, the limitations of liability of Supplier will be limited to the same extent that Distributor’s limitations of liability are limited.
25. GENERAL
     a. Entire Agreement This Agreement supersedes all prior communications or understandings between Distributor and Supplier and constitutes the entire agreement between the parties with respect to the matters covered herein. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, acknowledgment or other communication from one party to the other, the terms of this Agreement will be controlling.
     b. Amendment This Agreement cannot be changed in any way except by a writing signed by the party against which the enforcement of the change is sought.
     c. Governing Law This Agreement is made in, governed by, and will be construed solely in accordance with, the internal laws of the State of New York. Any action brought under or in connection with this Agreement must be instituted in the state or federal forum covering the defending party’s principal place of business. In any such action, the prevailing party’s reasonable legal fees will be paid by the other party.
     d. Reformation In the event any provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability will attach only to such provision and will not affect or render invalid or unenforceable any other provision of this Agreement. Any such provision may be reformed by a court of competent jurisdiction so as to render the same valid or enforceable while most nearly effectuating the intent of the parties.
     e. Assignment Neither party has the right to assign this Agreement in whole or in part without the prior written consent of the other except to another corporation wholly-owned by or under common control with it. For purposes hereof, an assignment includes, without limitation, a merger, sale of assets or business, or other transfer of control by operation of law or otherwise.

TERRITORY TERM SHEET
to the
Distribution Agreement
Between
RDA Microelectronics, Inc.
and
Arrow Electronics, Inc.

Company Name(s)	Primary Territory

Veltek Australia Pty Ltd.	Australia
Zatek Australia Pty Ltd.	Australia
Arrow Electronics China Ltd.	China
Components Agent Ltd.	Hong Kong
Texny Glorytact (HK) Ltd.	Hong Kong
Arrow Electronics (India) Ltd.	India
Arrow Electronics Korea Ltd.	Korea
G-One Semiconductors, Ltd.	Korea
Lite-On Korea Ltd.	Korea
Components Agent (M) Sdn Bhd.	Malaysia
Strong Electronics (M) Sdn. Bhd.	Malaysia
Arrow Components (NZ) Ltd.	New Zealand
Arrow Electronics (S) Pte Ltd.	Singapore
Strong Electronics Pte. Ltd.	Singapore
Arrow/Ally, Inc.	Taiwan
Strong Electronics Co. Ltd.	Taiwan
Strong Electronics Pte. Ltd.	Thailand
Arrow Electronics (S) Pte Ltd.	Philippines
Arrow Electronics Asia (S) Pte Ltd.	Vietnam

Payment Terms	Shipping Terms
1 1/2% 10th, Net 30	FOB Supplier Shipping Point

Currency	Scrap Allowance
Currency of purchasing entity	Distributor may elect to receive credit for up to one-half its stock rotation percentage of purchases as a scrap allowance.

Supplier Address for Notices	Distributor Address for Notices
Room 302, Building 2, 690 Bibo Road, Pudong, Shanghai, China 201203	Arrow Asiapac Ltd. 20/F, Tower Two, Ever Gain Plaza, 88 Container Port Road, Kwai Chung, Hong Kong Attn: General Counsel

Required Reports	Electronic Data Interchange
Monthly point of sale and inventory reports	Not Applicable

Arrow Electronics, Inc.
By: /s/ Vincent Tai	By:
Name: Vincent Tai	Name:
Title: CEO	Title: